Exhibit M.4

FIRST AMENDMENT TO

MARKETING SERVICE AGREEMENT

This Amendment is made this 26th day of February, 2004, by and between Midamerica Investment Advisory Group, Inc. (“Midamerica”) and Iowa Schools Joint Investment Trust (“ISJIT”).

Whereas, on the 1st day of October, 2003, Midamerica and ISJIT entered into a Marketing Service Agreement (the “Agreement”); and

Whereas, according to Section 3, the Agreement terminates on February 27, 2004, unless approved by a majority of the outstanding voting securities of ISJIT; and

Whereas, on January 9, 2004, ISJIT filed for deregistration with the Securities and Exchange Commission (the “Commission”), which application for deregistration is still pending before the Commission; and

Whereas, Midamerica and ISJIT wish the Agreement to continue, pending the application for deregistration before the Commission; and

Whereas, the parties understand that during the period of time until deregistration, Midamerica’s compensation is limited by the Commission regulations to reimbursement of fees and expenses.

Now, Therefore, the parties agree as follows:

1. Section 3 is hereby amended by deleting the first two sentences in the current paragraph and inserting in lieu thereof the following:

This Agreement commenced October 1, 2003, and unless an order approving deregistration is received from the Securities and Exchange Commission or unless this Agreement is approved by a majority of the outstanding voting securities of ISJIT, this Agreement shall terminate on June 30, 2004. Upon receipt of an order granting deregistration or approval by a majority of the outstanding voting securities, this Agreement shall be effective to September 30, 2006, unless terminated according to its terms.

2. Until such time as ISJIT has received an order from the Securities and Exchange Commission approving deregistration or this Agreement is approved by a majority of the outstanding voting securities of ISJIT, the compensation to be paid to Midamerica pursuant to Section 2 shall be limited to reimbursements of actual costs and expenses of Midamerica.

3. In all other respects the Marketing Service Agreement between Midamerica and ISJIT shall remain in full force and effect.

In Witness Whereof, Midamerica and ISJIT have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Iowa Schools Joint Investment Trust		Midamerica Investment Advisory Group, Inc.

By:	/s/ Jane Lichtenstein	By:	/s/ Kip J. Albertson

Name:	Jane Lichtenstein	Name:	Kip J. Albertson

Title:	Chair	Title:	Director, Secretary, Treasurer